UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 16, 2013

GREEN ENERGY RENEWABLE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Florida	333-130707	65-0855736
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

243 West Congress, Suite 350

Detroit, Michigan 48226.

_______________________________________

(Address of principal executive offices)(Zip Code)

(313) 962-5222

_______________________________

(Registrant’s telephone number, including area code)

Not applicable

________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

(1) On May 16, 2013, the Issuer entered into a Contribution Agreement with Cirque Energy II, LLC in which the Issuer acquired 100% of the issued and outstanding member interests of Cirque Energy II, LLC in exchange for issuance of a total of a total of 43,359,487 common shares to the members of Cirque Energy II, LLC.

The Contribution Agreement with Green Energy Renewable Solutions, Inc. will allow the combined entities to better serve utilities, manufacturing and institutional clients. The Company currently operates with long-term supply agreements to process waste materials into valuable recyclables and reduce waste volume going into landfills by up to 85%.

(2) On June 11, 2013 the United States Bankruptcy Court for the Eastern District of Michigan – Flint, approved an Order Authorizing and Approving Sale of Assets Free and Clear of all Liens, Liabilities, Rights, Interests, and Encumbrances in the In re Richfield Equities, LLC, et al., bankruptcy case to Green Harvest Landfill, LLC, a subsidiary of Green Energy Renewable Solutions, Inc. As part of this purchase Green Energy Renewable Solutions, through its subsidiary, acquired a landfill and all the associated equipment necessary to run landfill operations. The purchase of the assets from Richfield Equities, LLC, et al. continues to expand the Company’s asset base and ability to leverage its business model in the recycling field.

Item 9.01 Financial Statements and Exhibits

 (c) Exhibits

Exhibit No.	Description

99.1	Contribution Agreement entered into on May 16, 2013 by and between Green Energy Renewable Solutions, Inc. and Cirque Energy II, LLC.

99.2	Order Authorizing and Approving (A) the Sale of the Sale Assets Free and Clear of all Claims, Liens, Liabilities, Rights, Interests, and Encumbrances; (B) the Trustee to Enter into and Perform his Obligations Under the Asset Purchase Agreement; and (C) Related Relief.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Green Energy Renewable Solutions, Inc.

Dated: June 14, 2013	By:	/s/ Joseph Durant
Joseph Durant
Title: Chief Executive Officer